Exhibit 1

JOINT FILING AGREEMENT

The undersigned, the Reporting Persons named in this Schedule 13D Amendment No. 1, hereby agree that this Schedule 13D Amendment No. 1 is filed on a combined basis on behalf of each of them and that each Reporting Person is individually responsible for the timely filing of any amendments to this Schedule 13D.  Each Reporting Person further agrees that it is responsible for the completeness and accuracy of the information concerning such Reporting Persons, respectively, contained in this Schedule 13D Amendment No. 1 and that it is not responsible for the completeness or accuracy of the information concerning the other Reporting Persons.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 28th day of June, 2012.

/s/ Richard A. Rubin
Richard A. Rubin

/s/ Richard A. Rubin
Hawkeye Capital Management, LLC
by Richard A. Rubin, Managing Member

/s/ Richard A. Rubin
Hawkeye Capital Master
by Richard A. Rubin,
Managing Member of Hawkeye Capital Management, LLC,
Manager of Hawkeye Capital Master